                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33663

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 1997
                                       to
                        Prospectus Dated August 14, 1997

                                1,801,182 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


        This Prospectus Supplement supplements the Prospectus dated August 14, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 1,801,182 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Ardent Communications Corporation ("Ardent"), by and through a merger of Ardent with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        Footnotes (2), (3) and (4) below (the "Footnotes") set forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnotes below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnotes as Selling Shareholders:

                                                                                         Number of
                                                                                           Shares
                                            Number of Shares         Percent of        Registered for
                                              Beneficially          Outstanding             Sale
Name of Selling Shareholder                      Owned                 Shares            Hereby(1)
---------------------------                      -----                 ------            ---------

Sequoia Capital VII(2)                          344,107                   *               344,107

Sequoia Technology Partners VII(3)               16,740                   *                16,740

Sequoia 1995(4)                                  11,160                   *                11,160

----------
* less than one percent

(2) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Capital VII may be distributed to Alcoa Master Trust; Trustees of Amherst College; BP America Retirement Trust; Caviapen Trustees Limited; Computrol Limited (BVI); Dartmouth College; The Trustees of Davidson College; Hancock Venture Partners, Inc.; Pitt & Company; Bankers Trust Company, as Master Trustee of the Hughes Retirement Plans Trust; James Irvine Foundation; Japan Associated Finance Co., Ltd.; John Deere Pension

        Trust; Knightsbridge Associated Investors IX Limited Partnership (KAI
        IX); Leeway & Co.; M.J. Murdock Charitable Trust; M.C. Partners II, C.V.; McKesson Corporation; Nassau Capital L.L.C.; Norwich University; Rensselaer Polytechnic Institute; Stanford Management Company; The Bush Foundation; The Ford Foundation; The Regents of the University of California; The University of Chicago; The Vanderbilt University; The Regents of the University of Michigan; The Regents of the University of Minnesota; University of Notre Dame du Lac; University of Southern California.

(3) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Technology Partners VII may be distributed to Robert K. Anderson; Alexandre Balkanski; Richard C. Barker, Trustee for the Barker Living Trust, dated 9/5/90; Harris Barton; Richard Beleson; Eric Benhamou; Charles M. Boesenberg; Lisa S. Boyajian; Capital Management Services; John T. Chambers; Robert Clarkson; Wilfred J. Corrigan Trustee, Corrigan Family Trust U/A 6/12/84; James Diller; DMW Investors 95 LLC; Dixon and Carol Doll Family Trust; James Dorrian; Brian R. Dunn and Melinda Ann Dunn or their successor(s) as Trustees Under the Brian
        R. Dunn and Melinda Ann Dunn Trust Agreement Dated September 10, 1997;
        J. Michael Egan; Eureka Investments, L.P.; Thomas W. Ford Fund; FSD 1995 Investment Partners; GC&H Investments; Charlie Giancarlo; Paul L. Gomory, Jr. Trust UDT dated 9/20/95; Joshua L. Green; Jerry and Barbara Grossman; Brian L. Halla and Carolyn A. Halla, Trustees of the Halla Family Revocable Trust, dated January 19, 1995; Jen-Hsun Huang; Ironwood Capital L.L.C.; Craig Johnson; Brent Jones; Ed Kozel; Mark Kvamme; Pierre R. Lamond and Christine E. Lamond, P.R. Lamond and C.E. Lamond Trust dated 11/22/85; Leonard Lehmann; Ed Leonard; Douglas M. Leone; Richard A. Lerner; Jack Lewis; Lester John Lloyd and/or Lynne Dewar Lloyd, Trustees, (The) Lloyd Trust, UAD 10/5/88; Keith R. Lobo; James E. Long; John Mayes; Mario Mazzola; J. Casey McGlynn; Donald K. McKinney;
        J. Thomas McMurray; Jeffrey A. Miller and Karen L. Miller as Co-Trustees of the Miller Living Trust dated 7/7/85; Avram Miller, Trustee of the Avram Miller Trust UDT dated 11/22/95; David C. Moffenbeier; Michael Moritz & Harriet Heyman Trustees, Maximus Trust dtd 3/19/96; William J. O'Meara; J.W. Pickard Trustee, The Pickard Family Trust; Pierce & Crow c/o Richard Pierce; Philippe J. Pouletty; Greg Reyes Jr.; Reyes Partnership IV; Thurman J. Rodgers; Mario M. Rosati; Nathaniel de Rothschild Trustee, (The) Hollis Trust, U/A DTD 8/21/89; Peter Rule; Barbara Russell; Gordon Russell; Philip M. Sawyer; Richard A. Schatz, M.D.; R. Michael Shanahan Trustee, The Shanahan Trust, dtd 3/22/91; Roger J. Sippl; Larry Solomon; Peter Solvik; Larry Sonsini; W.N. Starling Jr. and Dana Gregory Starlin, Trustees of the Starling Family Trust UDT dtd 8/12/90; Thomas F. Stephenson Trustee, Thomas F. Stephenson Family Trust UDT 7/6/94; Mark A. Stevens; Gary H. Stroy; Ronald R. Taylor; Timark L.P.; University of Michigan Business School Growth Fund; Donald T. Valentine Trustee, Donald T. Valentine Family Trust UA 4/29/67; Thomas A. Vardell; VLG Investments 1996; Romesh Wadhwani; Jerry Weissman; W. Michael West; WS Investment Company; Cyril
        J. Yansouni Trustee, Yansouni Family Trust, dated 5/12/90; Steve Young.

(4) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia 1995 may be distributed to Peter Dickson Armitage; William W. Bagnard; David C. Barclay; Richard C. Barker, Trustee; Julius T. Berkemeier; Alan N. Berro; Fred R. Betts; Joseph T. Blair; Daniel C. Brown, Trustee; James Brown; Jeffrey P. Brown; Elizabeth A. Burns; Brian
        C. Casey; Victor C. Cassato; Christopher Cassin; Randy Cepuch; Ruth M. Collier; Roberta A. Conroy; Mary C. Cremin; Douglas A. Critchell; Gina Despres; G. Michael Dill; Peter J. Doran; Timothy P. Dunn; James K. Dunton; Michael R. Ericksen; Paul H. Fieberg, Trustee; Doreen L. Gee; Anne Gleichenhaus; Abner D. Goldstine, Trustee; David E. Harper; J. Dale Harvey, II; Joseph R. Higdon; William H. Hurt Trust; Robert Bryan Jacobsky; Robert L. Johansen; Michael J. Johnston; Eric C. Jonsson, Trustee; Solomon M. Kamm, Trustee; Steven N. Kearsley; Victor D. Kohn; Victor J. Kriss; Karin L. Larson; John F. Lawrence; Arthur Levine; Anne
        M. Llewellyn; Kayrene Lunday; Steven Markel; D. James Martin, Trustee; John C. Massar; Lee McClennahan; Scott F. McIntyre; Terry McNabb; James
        R. Mulally; David Murray; Stephen S. Nelson; William C. Newton, Trustee; Shelby Notkin, Trustee; Mimi O'Hern; Donald O'Neal; Robert Pennington; Dina Perry; John H. Phelan, Jr.; Fredric Phillips; John Ressner; Marsha
        G. Robertson; Merlin E. Robertson; Robert E.G. Ronus; George S. Ross; Julie D. Roth; James F. Rothenberg, Trustee; Dean B. Rydquist; Richard Samson; Theodore R. Samuels; Lionel Sauvage; Richard T. Schotte; John H. Seiter; Clayton Sheedy; David W. Short; N. Parker Simes; William P. Simon, Jr.; John H. Smet; Mark S. Smith; Rudolf M. Staehelin; Eugene P. Stein; Max Stites; Francis N. Strazzeri; Philip

        A. Swan; Brad A. Todd; George F. Truesdail; Hoyt J. Turner; Douglas M. Urban; Edith H. VanHuss; Shaw B. Wagener; Catherine M. Ward; Edus H. Warren, Jr.; Gregory J. Weimer; Gregory Wendt; N. Dexter Williams, Jr.; Lynda Willner; Marshall D. Wingo; Robert L. Winston, Trustee.